                                                                   EXHIBIT 10.12

                                                                         6/29/96
                              EMPLOYMENT AGREEMENT
                              --------------------

          This Employment Agreement is made the 1st day of July, 1996, by and between CB Commercial Mortgage Company, Inc., a Delaware corporation (the "COMPANY") and Lawrence J. Melody (the "EXECUTIVE").

                                    RECITALS
                                    --------

          Whereas Executive was a principal owner and an executive officer of L.J. Melody & Company, a Texas corporation ("LJMCO") and L.J. Melody of California, a Texas corporation ("LJMCAL"), each of which has been in the business of real estate loan originations, real estate loan servicing and pension advisory/asset management services; and,

          Whereas Executive, who is a highly respected and experienced individual in the mortgage banking area of loan originations, loan servicing and pension advisory/asset management services, has sold his interests in LJMCo and LJMCal to the Company (the "ACQUISITION") pursuant to two separate Stock Purchase Agreements, each dated as of June 27, 1996 (the "STOCK PURCHASE AGREEMENTS"), subject to the condition that he become an executive of the Company and, following the merger of the Company with and into LJMCo that he remain an executive of LJMCo; and,

          Whereas CB Commercial Real Estate Group, Inc., a Delaware corporation ("CB COMMERCIAL"), the parent corporation of the Company, has transferred and contributed, or within thirty (30) days after the date hereof will transfer and contribute, its real estate loan origination and servicing business to LJMCo for consolidation with the similar businesses of LJMCo and LJMCal.

                                   AGREEMENT
                                   ---------

          Now therefore, the parties hereto hereby agree as follows:

     SECTION I.  POSITION AND REPORTING RELATIONSHIP

     On the terms and conditions set forth herein, the Company agrees to employ Executive as its President and Chief Executive Officer and Executive agrees to be so employed on a full-time basis. Executive shall not (a) render services which are competitive to the real estate loan origination, loan servicing and pension advisory/asset management services business of the Company to any other person or entity (other than an Affiliate of the Company) or (b) engage in any other active business endeavor (as distinguished from investments and other activities referred to below) that diverts any significant time from the business of the Company or performance of Executive's duties pursuant to this Agreement, in either case without the express prior approval of the Company's Board of Directors or the Chief Executive Officer of CB Commercial. The foregoing notwithstanding, the Company understands and agrees that Executive may engage in civic, charitable, religious or comparable activities and may devote a reasonable amount of time to private investments that are not competitive with and do not unreasonably interfere or conflict with Executive's responsibilities to the Company.

          Executive shall report to the Board of Directors of the Company and the Chief Executive Officer of CB Commercial.

     SECTION II.  EXECUTIVE'S REQUIRED WORK; EXECUTIVE'S JOB DESCRIPTION AND
                  GOALS

     A.   REQUIRED WORK.  Executive shall work on the business of the Company on
          -------------
a "FULL TIME BASIS," which for purposes hereof shall mean such time as Executive determines, in his own judgment, to be necessary to discharge his duties under this Agreement. Executive shall perform his responsibilities to the Company in good faith, without engaging in activities which he knows would be in conflict or be competitive with the real estate loan origination, loan servicing and pension advisory and asset management services business of the Company, and will not render his services to any other person or entity (other than an Affiliate of the Company) for such person's or entity's business except as approved by the Company's Board of Directors or the Chief Executive Officer of CB Commercial and except that Executive may engage in civic, charitable, religious or comparable activities and may devote a reasonable amount of time to investments that are not competitive with and do not unreasonably interfere or conflict with Executive's responsibilities to the Company).

     B.   EXECUTIVE'S JOB DESCRIPTION AND GOALS.  Generally, Executive shall
          -------------------------------------
fulfill responsibilities with the Company comparable to those which he performed previously for LJMCo and/or LJMCal, with the objective of sustaining and increasing the business and profitability of the Company. In discharge of his responsibilities, Executive shall:

          (1) INTEGRATION.  Use his best efforts to cause the integration, on a
              -----------
cost-effective basis, of the real estate loan origination and real estate loan servicing businesses of LJMCo, LJMCal and CB Commercial. On a combined basis for 1995, such companies produced a pre-tax return of approximately 9.3% on $20 million of combined revenues, without adjustment for the excluded costs referred to below and without taking into account the changes in personnel and offices to be completed pursuant to the Merger Agreement. One of the goals which Executive and Company mutually agree that the Company should pursue is to seek to attain, over time, a pre-tax income for the Company (computed before CB Commercial and other allocated overhead, loan amortization and Executive's incentive compensation) of at least 20% of the Company' s revenues.

          (2) NEW LOAN SOURCES.  Use his best efforts to develop loan sources
              ----------------
which (a) will help to permit the establishment of the network described below in this Section and (b) will help to serve the needs of the clients of the Investment Properties Division of CB Commercial, with particular emphasis on loan sources for loans in the $1,000,000 to $5,000,000 range. In working to develop such loan sources, Executive will use reasonable efforts to work closely with the head of the Investment Properties Division of CB Commercial.

          (3) DIRECTIVES OF BOARD OF DIRECTORS.  Use reasonable efforts to carry
              --------------------------------
out the lawful directives of the Board of Directors of the Company and the Chief Executive Officer of CB Commercial from time to time.

          (4) ESTABLISHMENT OF ORIGINATION NETWORK.  To the extent funds for
              ------------------------------------
such purposes are provided by the Company, use his best efforts to establish on or before December 31, 1998, a loan origination network which has offices in each of the cities set forth on Exhibit A; provided, however, Executive shall
                                ---------
have no obligation to establish an office in any location which in his reasonable judgment cannot both access multiple competitive loan sources on a reasonable basis and employ high quality, experienced loan producers, unless the cost of such office is borne by someone other than the Company; and provided further Executive shall have no obligation to establish an office in any location in which he reasonably concludes an acquisition of an existing mortgage banking business should be made rather than the Company establishing a "start-up" office in such city.

          (5) BUSINESS DEVELOPMENT/CLIENT RELATIONS.  Spend such time and
              -------------------------------------
energies as Executive considers appropriate in maintaining contact and working relations with existing clients (borrowers and lenders) of the Company and in efforts to expand the business of the Company with prospective borrowers or lenders with which the Company seeks to do business.

     SECTION III.   EXECUTIVE'S AUTHORITY

     Subject to the applicable limitations referred to in Section IV, as the Chief Executive Officer of the Company, Executive shall have all authority reasonably appropriate to that position, including the authority to:

     A.   manage the day-to-day activities of the Company;

     B. fulfill his duties under this Agreement including the right to hire and fire employees and other service providers and, subject to applicable law, the right to establish compensation levels (hourly wage, salary, commissions and incentives) and other terms and conditions of engagement for all employees and service providers of the Company, subject to any compensation decision by Executive not being contrary to or inconsistent with any compensation plan, policy or limitation adopted by the Company's Board of Directors and communicated to Executive;

     C. sign agreements, including real and personal property leases and other documents on behalf of the Company, in the ordinary course of business; and

     D. subject to Section II.B.2. (New Loan Sources), select the lending sources used by the Company to provide borrowers with funds to acquire, improve or refinance real property related projects.

     SECTION IV.    LIMITATIONS ON EXECUTIVE'S AUTHORITY

     Executive shall not take any action which is materially contrary to or inconsistent with any operating or capital budget or other limitation adopted by the Company's Board of Directors and communicated to Executive. Executive shall not, in the course of his employment, take any action or omit to take any action which is contrary to Executive's duties under this Agreement, or any code of conduct applicable to all senior executive officers in CB Commercial and its major subsidiaries, as any such code of conduct may be established by the Company's Board of Directors and communicated to Executive from time to time.

     SECTION V.     TERM

     Unless earlier terminated pursuant to an express provision in this Agreement, this Agreement shall be in effect from July 1, 1996 through June 30, 2001 (the "Term").

     SECTION VI.    COMPENSATION, INCENTIVE COMPENSATION AND EMPLOYEE BENEFITS

     A.   SALARY.  During the Term of this Agreement and thereafter while an
          ------
employment relationship (as defined in Section VII.H. hereof) continues to exist, Employee shall receive a salary of $25,000 per month (payable semimonthly in accordance with the Company's regular payroll procedures) plus a car allowance of $1,000 per month (such salary and car allowance are collectively referred to as the "BASE SALARY"); however, Company shall not be obligated to continue paying such Base Salary for any period after this Agreement is terminated for other cause pursuant to Section VII.A.2. hereof. The Board of Directors of the Company will review Executive's Base Salary at least annually and may increase or decrease the monthly salary and car allowance of Executive upon each such annual review for the coming year, but in no event shall the sum of such items be less than the initial $26,000 monthly Base Salary stated in this paragraph.

     B.   INCENTIVE COMPENSATION.  Executive shall be entitled to incentive
          ----------------------
compensation ("INCENTIVE COMPENSATION") for each year during the Term of this Agreement equal to ten percent (10%) of the Company's Adjusted Pre-Tax Profits provided he is employed by the Company on December 31 of such year, and in certain cases as herein expressly provided Executive shall be entitled to receive a pro rated percentage of such incentive compensation for a partial year. Such incentive compensation for any year shall be paid on or before March 15 of the next following year. The term "ADJUSTED PRE-TAX PROFIT" means the annual pre-tax net income of the Company determined under generally accepted accounting principles, consistently applied throughout the Term, without deducting any of the items listed in paragraph 1. below but after deducting all of the items listed in paragraph 2. below:

          1.   Items Not To Be Deducted In Determining Executive's Incentive
               -------------------------------------------------------------
     Compensation.  The following items shall not be deducted in calculated
     ------------
     Adjusted Pre-Tax Profit:

               a.   Executive's incentive compensation;

               b. Payments to and/or accruals of any employee equity equivalent or other profit sharing arrangement established as contemplated by Section 9.7 of the Merger Agreement relating to the Acquisition;

               c. Any amortization (or other cost) associated with goodwill relating to the Acquisition of LJMCo or LJMCal by the Company;

               d. Any interest on any debt associated with or fees paid for any letter of credit obtained in connection with the Acquisition of LJMCo and LJMCal by the Company;

               e. Any expenses or one time costs related to the Acquisition of LJMCo or LJMCal by the Company, including, without limitation, legal fees, accounting fees, travel costs, filing fees, employee termination costs, office closing or consolidation costs, and other costs of the Acquisition and the combination of the Company's and CB Commercial's real estate loan origination and servicing operations;

               f. Except as provided in subparagraph 2.d. below, any centralized costs or overhead allocations of CB Commercial or any of its Affiliates otherwise allocated to the Company; and

               g. Any costs of key man or similar life insurance on the life of Executive purchased by the Company after the date hereof

                    (including any policy obtained pursuant to Section 9.12 of the LJMCO Stock Purchase Agreement).

          2.   Items To Be Deducted For Determining Executive's Incentive
               ----------------------------------------------------------
     Compensation.  The following items shall be deducted in calculating
     ------------
     Adjusted Pre-Tax Profit:

               a. The actual cost to CB Commercial of providing employee benefits to the employees of the Company (other than as provided in subparagraphs 1.a. and 1.b. above);

               b. Interest on working capital provided by CB Commercial which is reasonably required for the successful operation of the Company and not available from cash flow from Company operations, but the rate of such interest shall not exceed the rate charged to CB Commercial by its principal lender (currently, The Sumitomo Bank, Ltd.);

               c. Interest, goodwill amortization and expenses associated with any acquisition made by the Company (subject to the limitations on future acquisitions as provided in Section
                    9.8 of the LJMCO Stock Purchase Agreement) other than the Acquisition of LJMCo and LJMCal;

               d. 1.5% of the Company's revenues in excess of $20.5 Million, as the only allocation of overhead and central costs of CB Commercial and any of its Affiliates; and

               e. The actual cost to CB Commercial of providing the Company with liability, errors and omissions and other insurance, the actual cost of providing the Company with accounting services and the actual cost of any other goods or services provided to the Company by CB Commercial at the Company's express request and with the approval of Executive.

          With respect to 1996 only, in computing the Adjusted Pre-Tax Profits, loan origination fees attributable to CB Commercial producers with respect to loans which were committed or under application on or before June 30, 1996 and which close on or before July 31, 1996, shall be excluded from revenue, but all other loan origination fees attributable to CB Commercial producers shall be included in revenue in computing Adjusted Pre-Tax Profits.

     C.   EMPLOYEE BENEFITS.  In addition to his participation in the Company's
          -----------------
benefit and other plans available to selected officers in the Company (such as the employee equity equivalent plan), Executive shall be entitled to participate in each employee pension, welfare, fringe benefit and deferred compensation plan (but not any bonus or incentive compensation plans) (such pension, welfare, fringe benefit and deferred compensation plans being herein referred to as the "EMPLOYEE BENEFIT PLANS") available to Senior Executive Vice Presidents of CB Commercial, but subject to the terms and conditions of each such plan and applicable legal requirements.

     D.   MEMORIAL CITY SHOPPING CENTER FEE.  Within ten (10) days after all or
          ---------------------------------
any part of a fee is collected by L.J. Melody & Company or Company with respect to Memorial City Shopping Center, the Company or L.J. Melody & Company shall pay to Executive thirty-five percent (35%) of such fee so collected, whether or not Executive is then employed by the Company or L.J. Melody & Company and regardless of the cause for termination of such employment. The fee payable under this paragraph is separate and distinct from Base Salary and incentive compensation provided for herein and shall not be taken into account for purposes of any severance benefits payable under Section VIII hereof.

     SECTION VII.   TERMINATION

     A.   COMPANY'S RIGHT WITH CAUSE.
          --------------------------

          1.   Material Cause.  The Company may terminate Executive's employment
               --------------
     and his employment relationship hereunder at any time, upon notice to Executive (and after an opportunity to cure as provided in Section VII.I. hereof) provided it has Material Cause (as defined in Section IX.A.) for such termination. In the event of termination by the Company for Material Cause, Executive's sole rights for Claims (as herein defined) under this Agreement as a result of such termination of employment shall be as set forth in Section VIII.A. (Accrued Salary and Benefits).

          2.   Other Cause.  If no Material Cause for termination of the
               -----------
     employment relationship exists, Company may nevertheless terminate Executive's employment by the Company at any time, upon notice (and after opportunity to cure as provided in Section VII.I. hereof), if in Company's good faith judgment Executive has failed to comply with his duty of loyalty to the Company or has failed to use his best or reasonable efforts (as specified in Section II hereof) to discharge the duties and responsibilities and/or reach the goals set under Section II.B. (Executive's Job Description and Goals) or Executive exceeds his authority under Article III (Executive's Authority). Without limiting the generality of the foregoing, Company may terminate Executive's employment pursuant to this Agreement (without terminating his employment relationship) if Executive commits any material breach of his obligations under Section I. (Position and Reporting Relationship),

     Section II.B.(3) (Directives of Board of Directors), Section IV. (Limitations on Executive's Authority) or Section X. (Proprietary Information) of this Agreement or if Executive repetitively and willfully breaches any such obligations whether or not each such breach is material. A failure to achieve any of the goals described in subparagraphs (1), (2) or (4), Section II.B. (Executive's Job Description and Goals) shall not constitute a breach of this Agreement by Executive, and Executive's failure to perform any of his duties under Section II to the satisfaction of the Board of Directors of the Company shall not constitute Material Cause.

     B.   COMPANY'S RIGHT WITHOUT CAUSE.  The Company may terminate Executive's
          -----------------------------
employment hereunder, without impact on the continued existence of Executive's employment relationship hereunder, without Material Cause or without other cause as provided above in Section VII A.2. (Other Cause) upon notice to Executive; however such termination shall be deemed a breach by Company hereof and require the payment of severance benefits pursuant to Section VIII. A. and C (Termination Without Terminating Employment Relationship).

     C.   EXECUTIVE'S RIGHT WITH GOOD REASON.  Executive may terminate his
          ----------------------------------
employment hereunder at any time upon notice to the Company (and after an opportunity to cure as provided in Section VII.I. below) with Good Reason (as defined in Section IX. B.) upon notice to the Company. In such event Executive shall be entitled to severance benefits pursuant to Section VIII. A. and C.

     D.   EXECUTIVE'S RIGHT WITHOUT GOOD REASON.  Executive may terminate his
          -------------------------------------
employment hereunder without Good Reason at any time upon notice to the Company, but in such event he shall be deemed to be in breach of this Agreement and in such case Company's sole obligation shall be to make the payments accrued under
Section VIII.A. hereof and Company shall not be obligated to pay and Executive shall not be entitled to receive any then unpaid incentive compensation for the year in which such termination occurs.

     E.   DEATH.  Executive's employment hereunder shall automatically terminate
          -----
in the event of his death. In such event Executive shall be entitled to severance benefits as provided in Section VIII. A. and B, with incentive compensation for the year in which death occurs prorated to the date of death.

     F.   DISABILITY.  The Company may terminate Executive's employment pursuant
          ----------
to this Agreement at any time upon 30 days' written notice to Executive if as a result of a physical or mental condition, Executive has been unable, with reasonable accommodation provided by the Company, for a period of three consecutive months and will continue to be unable for an additional period exceeding six consecutive months to substantially perform his duties and obligations under Section II. A. (Required
Work) of this Agreement. In such event, Executive shall be entitled to severance benefits as provided in Section VIII. A. and B, with incentive compensation for the year in which termination occurs prorated to the date of termination under this provision.

     G.   GENERAL.  Regardless of whether or not expressly so stated in this
          -------
Agreement, in the event of any termination of Executive's employment or termination of this Agreement, Sections VIII., IX., X., XI., XII., and XIII. shall survive such termination for the full Term of this Agreement.

     H.   EMPLOYMENT RELATIONSHIP.  For all purposes of this Agreement,
          -----------------------
Executive shall have and be deemed to have an "EMPLOYMENT RELATIONSHIP" with the Company as of the date of execution and delivery of this Agreement, and such relationship shall continue or be deemed to continue, even after termination of Executive's employment, unless this Agreement is terminated by Company for Material Cause or by Executive pursuant to Section VII.D. without Good Reason.

     I.   OPPORTUNITY TO CURE.  For purposes of Section VII.A.1, VII.A.2 and
          -------------------
VII.C., Executive or the Company (a) shall have the right to cure if within a period not to exceed 60 days he or it is reasonably likely to be able to restore the other party to substantially the same position it would have been in but for the act or omission which established, as applicable, Material Cause, other cause or Good Reason and (b) shall be considered to have cured only if in fact within such 60 day period the other party is restored to substantially the same position it would have been in but for such act or omission.

     SECTION VIII.  REMEDIES; SEVERANCE BENEFITS

          In the event of any termination of Executive's employment by the Company or Executive pursuant to any provision of this Agreement, Executive's sole remedies for termination of his employment shall be as set forth in this
Section VIII, subject to the Company's performance of its obligations under this Agreement, including making all payments and providing all benefits required pursuant to this Section VIII. Such payments shall be in full satisfaction of any claims, liabilities, demands or causes of action directly or indirectly arising out of Executive's employment by the Company (whether based upon legal theories of contract, tort or otherwise), other than claims which had no material relationship to the Company's decision to terminate Executive's employment pursuant to Section VII.A. or B. or Executive's decision to terminate employment pursuant to Section VII.C. (such claims relating to termination of Executive's employment are collectively referred to herein as "CLAIMS") that Executive may have against the Company, or any Affiliate of the Company or any director, officer, employee or agent of the Company or any Affiliate of the Company, for termination of Executive's employment. In such event, Executive shall be deemed to have waived any other rights or remedies which he might otherwise have with respect to such Claims; however, Executive's waiver of Claims shall not alter Executive's rights or relieve Company and its Affiliates of their duties, obligations and liabilities under the Stock Purchase Agreement and the Notes given to consummate the Acquisition.

     A.   ACCRUED SALARY AND BENEFITS.  If Executive's employment is terminated
          ---------------------------
pursuant to any provision of this Agreement, Executive shall be paid any Base Salary earned to the date of the termination and shall be entitled to receive any benefits payable under the terms of the Company's Employee Benefit Plans which are payable as a result of his employment termination or for reasons unrelated to his termination. Executive's waivers herein shall not constitute a waiver of benefits and rights generally available under applicable law upon termination of employment (e.g., COBRA rights and similar benefits).

     B.   DEATH OR DISABILITY.  If Executive's employment is terminated pursuant
          -------------------
to Section VII.E. (Death) or VII.F. (Disability), then in addition to the amounts due under Section VIII.A. above, Executive (or his heirs or representative) shall be paid incentive compensation pursuant to Section VI.B. which is payable with respect to the year in which the termination occurs on a pro rated basis (which shall mean the amount computed as incentive compensation for the whole year, as though Executive's employment had not been terminated, multiplied by a fraction representing the portion of the year to the date of termination of Executive's employment).

     C.   TERMINATION WITHOUT TERMINATING EMPLOYMENT RELATIONSHIP.  If
          -------------------------------------------------------
Executive's employment hereunder is terminated pursuant to Section VII. B. (Company's Right Without Cause) or C. (Executive's Right With Good Reason), then in addition to the amounts due under Section VIII.A. above, Executive shall be entitled to a lump sum cash severance payment equal to:

          1. If the termination occurs prior to July 1, 1997, $43,750 multiplied by the difference between (a) the number of calendar months elapsed from July 1, 1996 to the date of the termination and (b) thirty-six;

          2. If the termination occurs on or after July 1, 1997, but prior to July 1, 2000, an amount equal to $25,000 multiplied by the number of months from the date of termination to June 30, 2001, but not more than $600,000, plus the greater of (a) twice his incentive compensation pursuant to
     Section VI. B. (Incentive Compensation) for the calendar year preceding the year of termination and (b) twice the incentive compensation he would have received pursuant to Section VI. B. (Incentive Compensation) for the year of the termination if the termination had not occurred; or

          3.   If the termination occurs on or after July 1, 2000, the sum of:

               (a) $25,000 multiplied by the number of months (and prorated for any partial months) between the date of such termination and July 1, 2001;

               (b) a fraction, with numerator equal to the number of months elapsed from July 1, 2000 to the date of such termination and a denominator of 12, multiplied by the greater of (i) his incentive compensation pursuant to Section VI.B. (Incentive Compensation) for the calendar year preceding the year of termination and (ii) the incentive compensation he would have received pursuant to
               Section VI.B. (Incentive Compensation) for the year of the termination if the termination had not occurred.

Each amount payable pursuant to any provision of this Section VIII. C. shall be paid within 15 business days after such amount can reasonably be determined (and in the case of 2 and 3 above, the minimum known at time of termination shall be so paid, with subsequent adjustment if a greater amount is due under such provisions) unless a dispute exists with respect to such amount and an arbitration proceeding has been commenced pursuant to Section XII. with respect to such dispute; however, in lieu of such cash payment promptly following determination, Company may pay such sums at the times payments would have been payable under this Agreement if it had not been terminated if the full amount of such payment obligation is secured by an irrevocable letter of credit in form and substance and issued by a bank satisfactory to Executive in his sole discretion (and in such case, Executive may draft on such letter of credit if Company fails to make a subsequent payment when due or fails to renew such letter of credit at least 15 business days prior to expiration).

     D.   TERMINATION BY COMPANY FOR MATERIAL CAUSE OR BY EXECUTIVE WITHOUT GOOD
          ----------------------------------------------------------------------
REASON.  If Executive's employment and employment relationship are terminated by
------
the Company pursuant to Section VII.A.1. (Material Cause) or Executive pursuant to Section VII.D. (without Good Reason), then Executive shall be entitled to receive the accrued payments under Paragraph A above, but shall not receive any unpaid incentive compensation for the year in which termination occurs or receive any severance payment under Section VIII.C. above.

     E.   TERMINATION FOR OTHER CAUSE.  If Executive's employment is terminated
          ----------------------------
by the Company pursuant to Section VII.A.2. (Other Cause), then Executive shall be entitled to receive the accrued payments under Paragraph A above, but shall not be entitled to any unpaid incentive compensation for the year in which termination occurs and shall not receive any severance payment under Section VIII.C. above.

     F.   COMPANY'S REMEDIES.  In the event of any failure of Executive to
          ------------------
perform under this Agreement or any termination of Executive's employment by Company or Executive pursuant to this Agreement, Company's sole remedies (in addition to termination of Executive's employment) shall be to obtain specific performance or injunctive relief for any violation of the terms of Section X hereof and, solely in the event of termination for Material Cause, to cancel certain contingent notes issued by the Company in connection with the Acquisition of LJMCo stock pursuant to the LJMCO Stock Purchase Agreement.

     SECTION IX.      DEFINITIONS

     A.   MATERIAL CAUSE.  The Company shall have "MATERIAL CAUSE" pursuant to
          --------------
Section VII.A.1. hereof to terminate both Executive's employment hereunder and Executive's employment relationship if:

          1. Executive commits a material breach of his obligation to work for the Company in good faith on a full time basis, as provided in Section II.A.1.;

          2. Executive commits a material breach of the Covenant Not To Compete attached hereto as Exhibit B;
                                ----------

          3. Subject to the limitations and exceptions (for up to $100,000 of liabilities) contained in Section 11.2 of the LJMCO Stock Purchase Agreement, Executive commits a material breach of the LJMCO Stock Purchase Agreement (such a breach shall be deemed cured if Executive pays to the Company the damages which the Company has suffered as a result of the breach); or

          4.   Executive is convicted (a plea of nolo contendere shall be deemed
                                                 ---------------
     to be a conviction) of fraud, violation of state or federal securities law or violation of any other law where such conviction would or would be reasonably likely to materially and adversely affect the Company's relationship with its clientele if Executive's employment were to continue; and

any of the foregoing events shall continue after Executive's right to cure period pursuant to Section VII.I. hereof.

          The existence of Material Cause must be confirmed by a written notice provided to Executive and signed by a majority of the members of the Board of Directors, setting forth the act, or acts, upon the basis of which the majority of the Board of Directors has confirmed the existence of Material Cause.

     B.   GOOD REASON.  Executive shall have "GOOD REASON" to terminate his
          -----------
employment under this Agreement if:

          1. The Company (a) commits any material breach of any of its material obligations under this Agreement or (b) repetitively breaches such obligations whether or not each breach is material.

          2. The Company or any of its Affiliates commits a material breach of any of its obligations to Executive under the Stock Purchase Agreements relating to the Acquisition of LJMCo or LJMCal, including any breach of any promissory note, guaranty or other agreement which is an exhibit to or is referred to in such Stock Purchase Agreements.

          3. The Company, CB Commercial or CB Commercial Holdings, Inc. voluntarily files a bankruptcy or insolvency proceeding or is adjudicated bankrupt or insolvent in an involuntary proceeding.

          4. Executive is removed as or is not elected a director of the Company.

          5. Without Executive's express consent, the location of the Company's principal place of business is changed from the greater Houston, Texas area.

          6. Executive's title (President and Chief Executive Officer) is changed.

          7. Executive's job responsibilities are changed in a material way unless such change is reasonably attributable to Executive's material lack of performance hereunder whether or not such lack of performance constitutes other cause for termination pursuant to Section VII.A.2.

     SECTION X.     PROPRIETARY INFORMATION

     A. "PROPRIETARY INFORMATION" includes all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of the Company, CB Commercial or any person directly or indirectly controlled by, in control of or under common control with the Company or CB Commercial (collectively, the "CBC GROUP"), unless (1) the information is or becomes publicly known through lawful means, (2) the information was rightfully in Executive's possession or part of his general knowledge prior to his employment by the Company and did not come into his possession or knowledge as a result of his position as a shareholder or executive of LJMCo or LJMCal or (3) the information is subsequently disclosed to Executive by a third party without Executive's knowledge of a breach of any agreement and without restriction of its use. Executive acknowledges and agrees that he has acquired, and is likely to continue to acquire by virtue of his employment with the Company and his previous positions with LJMCo and LJMCal, extensive Proprietary Information regarding the CBC Group's products, costs, finances, operations, business plans and strategies, marketing strategies and methods, customer base and prospective customers, customer preferences and contact persons, and the identities and roles of the key employees of the CBC Group.

          Executive agrees to hold all Proprietary Information in confidence and not to directly or indirectly disclose, use, copy, publish, summarize or remove from the CBC Group's premises any Proprietary Information, except (1) during the term of this Agreement to any extent necessary to carry out Executive's responsibilities under this Agreement, including the use of Proprietary Information at Executive's home or while traveling, and (2) after the termination of this Agreement as specifically authorized in writing by the President or Chief Executive Officer of CB Commercial. In the event of any termination of Executive's employment by the Company, or at any time upon the Company's request, Executive shall return immediately to the Company all Proprietary Information held by Executive wherever it may be located.

     B.   NON-SOLICITATION.  In consideration of the engagement of his services
          ----------------
and the compensation and benefits accorded him as described in this Agreement, and acknowledging and agreeing that he could not undertake the following activities without necessarily benefiting from and making use of Proprietary Information, Executive covenants and agrees that, during his employment hereunder and during the Restricted Period after his employment terminates for any reason, he shall not, for himself or any third party, directly or indirectly
(1) solicit the real estate loan or mortgage servicing business of, or otherwise interfere with the Company's relationship with, any person who at any time during the eighteen (18) months preceding the date of the termination was a lender or a borrower in a transaction in which the Company received 50% or more of the fees or for whom the Company was servicing one or more loans on the date of termination or (2) employ or solicit for employment any person currently employed by the CBC Group or within the last year preceding any such action has been employed by the CBC Group who has (or during such preceding year had) an active role with respect to the real estate loan or mortgage servicing business of the Company on the date Executive's employment hereunder terminates.

          The term "RESTRICTED PERIOD" means the period determined from the following chart:

         Reason for Termination                Restricted Period
         ----------------------                -----------------

     Any termination by Executive for          None
     Good Reason or by the Company
     without Cause

     Any termination by Executive other        Until the later to
     than for Good Reason or by the            occur of the 3rd
     Company with Cause Other than             Anniversary of the
     Material Cause or by the Company          Date of this Agreement
     for Disability                            or 24 months from the
                                               date of termination,
                                               but not later than the
                                               5th Anniversary of the
                                               Date of this Agreement

     Any termination by the Company for        The balance of the
     Material Cause                            Term

          Nothing in this Agreement, however, is intended to limit any remedy of the Company or CB Commercial under the California Uniform Trade Secrets Act (California Civil Code Section 3426) or Texas law relating to the misuse of trade secret or proprietary information, or which is otherwise available under law.

     SECTION XI.    INDEMNIFICATION

          The Company and CB Commercial, jointly and severally, agree to the maximum extent permitted under Delaware law to indemnify Executive against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any action, suit or proceeding which arises by reason of the fact that, subsequent to the Acquisition, Executive is or was an officer or employee or a director of the Company excluding (a) actions, suits or proceedings which relate to this Agreement and which are brought by or on behalf of Executive and (b) counter or cross claims by Executive against the Company or CB Commercial or their respective employees, officers or directors and which relate to this Agreement. Furthermore, at all times that insurance is provided for any officers and/or directors of CB Commercial, the Company or CB Commercial will maintain in force and effect officers' and directors' liability insurance, providing coverage to Executive on the same terms and conditions for the same maximum amount provided to any officer or director of CB Commercial.

     SECTION XII.   ARBITRATION

     A. All disputes or controversies arising under or in connection with this Agreement shall be settled exclusively by final and binding arbitration in accordance with Section 14.11 of the LJMCO Stock Purchase Agreement, dated as of June 27, 1996, between Executive, John M. Bradley, and the Company relating to the merger and the LJMCal Stock Purchase Agreement dated June 27, relating to the purchase of all of the outstanding stock of LJMCal.

     B. Section XII.A. to the contrary notwithstanding, the Company may seek interim relief (temporary restraining order, preliminary injunction, etc.) in any court of competent jurisdiction with respect to any violation of Section X. by Executive.

     SECTION XIII.  MISCELLANEOUS

     A.   NOTICE.  All notices, requests, demands and other communication called
          ------
for or contemplated hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or three days after the date mailed by United States certified or registered mail, postage prepaid, addressed to the parties or their successors in interest at the following addresses or such other addresses as the parties may designate by notice in the manner aforesaid:

If to Company:     CB Commercial Mortgage, Inc.
                   c/o CB Commercial Real Estate Group, Inc.
                   533 S.  Fremont Avenue
                   Los Angeles, California 90071-1798
                   Attn.: Chief Executive Officer

With Copy to:      CB Commercial Real Estate Group, Inc.
                   533 S. Fremont Avenue
                   Los Angeles, California 90071-1798
                   Attn.: General Counsel

If to Executive:   Lawrence J. Melody
                   506 Ramblewood
                   Houston, Texas 77079

With Copy to:      Baker & Botts, L.L.P.
                   3000 One Shell Plaza
                   910 Louisiana
                   Houston, Texas 77002-4995
                   Attn.: Fred H. Dunlop

     B.   LAW GOVERNING.  This Agreement and the resolution of any disputes
          -------------
hereunder shall be governed by and construed in accordance with the laws of the State of Texas.

     C.   ENTIRE AGREEMENT.  The terms of this Agreement are intended by the
          ----------------
parties to be the final expression of their agreement with respect to Executive's employment by the Company and may not be contradicted by evidence of any prior or contemporaneous agreements, course of dealing or any former employment agreements. The parties further intend that the Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding involving this Agreement.

     D.   VALIDITY.  If any provision of this Agreement, or the application
          --------
thereof to any person, place or circumstance, shall be held by an arbitrator or court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provision as applied to other persons, places and circumstances shall remain in full force and effect.

     E.   AMENDMENT.  This Agreement may not be modified or amended except by an
          ---------
instrument in writing signed by the Executive, the President or Chief Executive Officer of CB Commercial and an officer of the Company other than the Executive.

     F.   EFFECT ON SUCCESSORS IN INTEREST; ASSIGNMENT.  This Agreement shall
          --------------------------------------------
inure to the benefit of and be binding upon the heirs, administrators, executors and successors of each of the parties hereto. Without limiting the foregoing, upon the merger of CB Commercial Mortgage, Inc. with and into LJMCo, LJMCo as the surviving corporation shall be the successor to (and thereafter constitute) the "Company" under this Agreement. The obligations and duties of Executive under this Agreement are personal to and may not be assigned by Executive.

          In WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                                CB COMMERCIAL MORTGAGE COMPANY, INC.


                                By:       /s/ David A. Davidson
                                    ----------------------------------
                                Name:
                                      --------------------------------
                                Title:
                                       -------------------------------

                                CB COMMERCIAL REAL ESTATE GROUP, INC.


                                By:       /s/ Walter V. Stafford
                                    ----------------------------------
                                Name:     Walter V. Stafford
                                Title:    Senior Executive Vice
                                      President and General Counsel

                                EXECUTIVE

                                        /s/ Lawrence J. Melody
                                --------------------------------------
                                Lawrence J. Melody